                          SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

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                                                 COMMISSION ONLY (AS PERMITTED
                                                 BY RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             Weyerhaeuser Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               ++            ++
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

                                   NOTICE OF
                              1996 ANNUAL MEETING
                                OF SHAREHOLDERS
                              AND PROXY STATEMENT



                      [LOGO OF WEYERHAEUSER APPEARS HERE]

     Dear Shareholder:

       You are cordially invited to attend your Company's annual meeting of shareholders at 9:00 a.m., Tuesday, April 16, 1996, at the Corporate Headquarters Building, Federal Way, Washington. A map showing the access route to the Building from Interstate Highway No. 5 is on the back cover.

       A notice of the annual meeting and the proxy statement follow. You will also find enclosed a proxy card and an envelope in which to return it. If you cannot attend or if you plan to be present but want the proxy holders, John W. Creighton, Jr., President and Chief Executive Officer, William D. Ruckelshaus, Director, and George H. Weyerhaeuser, Chairman of the Board, to vote your shares, please sign, date and return the proxy card at your earliest convenience.

       For the benefit of those who do not attend, a report of the meeting will be mailed with the first quarter report.

       The 1996 Annual Meeting marks the retirement of Don C. Frisbee who has been a director of the Company since 1983. Don Frisbee has brought to our Board the invaluable benefit of his experience as the chief executive officer of a large corporation and as a director of other companies in a variety of industries. We wish him well as we acknowledge how much we will miss his counsel in our future deliberations.

     Sincerely,

     /s/ John W. Creighton, Jr.

     John W. Creighton, Jr.
     President

--------------------------------------------------------------------------------
                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

       The annual meeting of the shareholders of Weyerhaeuser Company will be held at the Corporate Headquarters Building, Federal Way, Washington on Tuesday, April 16, 1996, at 9:00 a.m. for the following purposes:

          1. To elect three directors for terms expiring in 1999, presented on page 1.

          2. To consider and act upon two shareholder proposals, if properly presented.

             .Item 2 on the Form of Proxy--proposal relating to the
              Shareholder Rights Plan, presented on page 13.
             .Item 3 on the Form of Proxy--proposal relating to a classified board presented on page 15.

          3. To consider and act upon a proposal by the Board of Directors to approve amendments to the Weyerhaeuser Company Long Term Incentive Compensation Plan, presented on page 16.

          4. To transact such other business as may properly come before the meeting.

       All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on February 23, 1996, will be entitled to vote at the meeting. Those of you who are hearing impaired or require other assistance should write the Secretary of the Company regarding your requirements in order to participate in the meeting.

     SANDY D. McDADE
     Secretary

     Federal Way, Washington
     March 4, 1996

                                PROXY STATEMENT
                              WEYERHAEUSER COMPANY
                            Tacoma, Washington 98477
                                 (206) 924-5273
                          (First Mailed March 4, 1996)

       The enclosed proxy is solicited by the Board of Directors of Weyerhaeuser Company (the "Company") for use at the annual meeting of shareholders to be held on Tuesday, April 16, 1996. A proxy may be revoked by notice in writing to the Secretary at any time before it is voted, and, if not revoked, will be voted as directed by the shareholder. As of February 23, 1996, the record date for the determination of shareholders entitled to vote at the annual meeting, there were outstanding 198,070,891 common shares, par value $1.25 per share ("common shares"), each of which entitles the holder to one vote.

       Each share outstanding on the record date is entitled to one vote per share at the 1996 annual meeting of shareholders. Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the meeting: (i) the three nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares in person or represented by proxy and entitled to vote shall be elected directors and (ii) the shareholder proposals and the proposal by the Board of Directors set forth in this proxy statement will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast against it. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting or nonvoting by brokers will have no effect on the approval of the shareholders' or Directors' proposals because abstentions and "broker non-votes" do not represent votes cast by shareholders.

       The Company's annual report to shareholders for 1995 is being mailed with this proxy statement to shareholders entitled to vote at the 1996 annual meeting.

ELECTION OF DIRECTORS

       The Articles of Incorporation provide that the directors of the Company be classified, with respect to the term for which they severally hold office, into three classes, each class to be as nearly equal in number as possible; and that at each annual meeting of the shareholders of the Company the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the third annual meeting of shareholders after their election by the shareholders. The Board of Directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at nine. The three nominees identified below are the nominees comprising the class to be elected at the 1996 annual meeting for three-year terms expiring at the 1999 annual meeting. All of the nominees are currently directors of the Company elected by the shareholders, except Mrs. Ingram who was elected a director on October 11, 1995.

       Unless otherwise instructed, it is intended that the shares represented by properly executed proxies in the accompanying form will be voted for the individuals nominated by the Board of Directors. Although the Board of Directors anticipates that the listed nominees will be able to serve, if at the time of the meeting any such nominee is unable or unwilling to serve, such shares may be voted at the discretion of the proxies for a substitute nominee.

NOMINEES FOR ELECTION--TERM TO EXPIRE IN 1999

     Martha R. Ingram--Mrs. Ingram, 60, a director of the Company since October, 1995, has been chairman of Ingram Industries Inc. (micro-computer, book and video distribution, and inland barging) since 1995 and a member of the board since 1981. She was Director of Public Affairs in the period 1979-95. She is also a director of Baxter International Inc. and First American Corporation. Mrs. Ingram serves on the Boards of Vassar College, Ashley Hall and Vanderbilt University. She is also chairman of the 1996 Tennessee Bicentennial Commission.

     John I. Kieckhefer--Mr. Kieckhefer, 51, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989 and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J. W. Kieckhefer Foundation, an Arizona charitable trust.

     George H. Weyerhaeuser--Mr. Weyerhaeuser, 69, has been the Company's chairman since 1988. He joined the Company in 1949, became its president in 1966 and was chief executive officer from 1966 to 1991. He has been a director since 1960. He is also a director of The Boeing Company, Chevron Corporation and SAFECO Corporation and a member of The Business Council.

CONTINUING DIRECTORS--TERM EXPIRES IN 1997

     William H. Clapp--Mr. Clapp, 54, a director of the Company since 1981, is chairman and president of Matthew G. Norton Co. (investments and real estate). He is also a director of Alaska Air Group, Inc. and its subsidiary, Alaska Airlines, Inc.

     John W. Creighton, Jr.--Mr. Creighton, 63, a director of the Company since 1988, has been the Company's president since 1988 and chief executive officer since 1991. He is also a director of Unocal Corporation, Portland General Corporation, Quality Foods Centers, Inc. and Washington Energy Company.

     W. John Driscoll--Mr. Driscoll, 66, a director of the Company since 1979, was chairman of Rock Island Company (private investment company) until his retirement in 1994. Prior to his becoming chairman, he was president. He is also a director of Comshare Incorporated, Northern States Power Company, John Nuveen & Company and The St. Paul Companies, Inc.

CONTINUING DIRECTORS--TERM EXPIRES IN 1998

     Philip M. Hawley--Mr. Hawley, 70, a director of the Company since 1989, was chairman and chief executive officer of Broadway Stores, Inc. (retailing) (formerly Carter Hawley Hale Stores, Inc.) until his retirement in 1993. He was chairman of the California Retailers Association from 1993-1995. He is a director of AT&T Corp., Atlantic Richfield Company, BankAmerica Corporation and its subsidiary, Bank of America NT&SA and Johnson & Johnson.

     William D. Ruckelshaus--Mr. Ruckelshaus, 63, a director of the Company since 1989, is chairman of Browning-Ferris Industries, Inc. (waste services) and from October, 1988 to October, 1995 was chief executive officer. He was Administrator, Environmental Protection Agency in the period 1983-1985 and a senior vice president of the Company in the period 1976-1983. He is also a director of Cummins Engine Company, Inc., Monsanto Company, and Nordstrom, Inc.

     Richard H. Sinkfield--Mr. Sinkfield, 53, a director of the Company since 1993, is a senior partner in the law firm of Rogers and Hardin in Atlanta, Georgia and has been a partner in the firm since 1976. He is a member of the Board of Trust of Vanderbilt University and of the Board of Governors of the State Bar of Georgia. He is a former chairman of the Board of Atlanta Urban League, Inc.

     Messrs. Creighton, Frisbee, Ruckelshaus and Weyerhaeuser are members of the Executive Committee of which Mr. Weyerhaeuser is chairman. The Executive Committee, which acted by consent in lieu of meeting on three occasions in 1995, has the powers and authority of the Board of Directors in the interval between Board of Directors meetings except to the extent limited by law.

       Messrs. Clapp, Ruckelshaus, Sinkfield and Mrs. Ingram are members of the Accounting and Reporting Standards Committee of which Mr. Ruckelshaus is chairman. The Accounting and Reporting Standards Committee, which met on three occasions in 1995, has responsibility for recommending to the Board of Directors the firm of independent auditors to be retained by the Company; and discussing with the independent and internal auditors the scope and results of their respective audits and management's efforts concerning the Company's accounting, financial and operating controls; with the independent auditors and management the Company's accounting and reporting policies and practices, and business risks that may affect the financial reporting process; with management and the independent and internal auditors the risk of fraudulent financial reporting and management's efforts to minimize losses due to fraud or theft; and with the Company's chief legal officer compliance with the Company's business conduct policies and procedures.

       Messrs. Driscoll, Frisbee, Hawley and Kieckhefer are members of the Compensation Committee of which Mr. Frisbee is chairman. The Compensation Committee, which met on five occasions in 1995, has responsibility for reviewing the compensation of the Company's directors and chief executive officer; reviewing the salaries of Company officers and certain other position levels; and administering the Company's stock option and incentive compensation plans.

       Messrs. Driscoll, Ruckelshaus and Weyerhaeuser are members of the Nominating and Management Organization Committee of which Mr. Driscoll is chairman. The Nominating and Management Organization Committee, which met on one occasion in 1995 has responsibility for reviewing, advising and recommending candidates for election to the Board of Directors and for senior management succession planning. The Committee will consider nominees recommended by shareholders. If a shareholder wishes to recommend a nominee for the Board of Directors, he or she should write to the Secretary of the Company specifying the name of the nominee and the nominee's qualifications for membership on the Board of Directors. All such recommendations will be brought to the attention of the Nominating and Management Organization Committee.

       The Board of Directors of the Company met on eight occasions in 1995. All of the directors attended at least 75% of the total meetings of the Board and the committees on which they served in 1995.

DIRECTORS' COMPENSATION

       Each director, other than Mr. Creighton, receives for service as a director an annual fee of $35,000, fees of $1,500 for attending Board of Directors meetings and $1,000 for attending board committee meetings. Committee chairmen receive an additional annual fee of $5,000.

     Mr. Weyerhaeuser receives as Chairman of the Board of Directors an additional annual fee of $100,000. Directors are also reimbursed for travel expenses in connection with meetings.

       The Board of Directors has designated that $10,000 of the $35,000 annual fee paid to nonemployee directors is automatically placed into a common share equivalents account under the Fee Deferral Plan for Directors. The value of the common share equivalents account is measured from time to time by the value of the Company's common shares and is payable to the director in cash at a time selected in advance by the director which must be on or after the director's termination of board service. The share equivalents account is credited on each dividend payment date for common shares with the number of share equivalents which are equal in value to the amount of the quarterly dividend on common shares. The Fee Deferral Plan for Directors provides that the nonemployee directors may defer receipt of all or a portion of the remaining fees for services as a director and elect between interest bearing and common share equivalent accounts as the investment vehicle for the deferred fees. The Fee Deferral Plan for Directors is administered by the Compensation Committee.

BENEFICIAL OWNERSHIP OF COMMON SHARES

                                         Voting and/or                            Common
         Name of Individual or        Dispositive Powers     Percent of Class     Share
         Identity of Group         (number of common shares) (common shares)  Equivalents(1)
         -----------------------------------------------------------------------------------
         William H. Clapp.............       516,509                 *               547
         William R. Corbin............        66,789                 *             6,013
         John W. Creighton, Jr........       394,956                 *            17,107
         W. John Driscoll.............     4,438,235               2.3               547
         Richard C. Gozon.............        40,504                 *             9,251
         Philip M. Hawley.............         2,000                 *             1,107
         Martha R. Ingram.............       263,986                 *                --
         Norman E. Johnson............        55,265                 *               880
         John I. Kieckhefer...........     3,313,809               1.7             3,646
         William D. Ruckelshaus.......         1,600                 *               547
         Richard H. Sinkfield.........           200                 *               547
         William C. Stivers...........       128,153                 *             7,416
         George H. Weyerhaeuser.......     3,004,559               1.5               547
         Directors and executive
          officers as a group
          (17 individuals)............    12,400,164               6.3            48,155
         Bankers Trust Company,
          as trustee under
          Company employee bene-
          fit plans(/2/)..............    11,254,841               5.7
         -----------------------------------------------------------------------------------

             *Denotes amount is less than 1%
             (1) Common share equivalents held as of February 14, 1996 under the Fee Deferral Plan for Directors or under the incentive compensation plan for executive officers.
             (2) As of January 22, 1996 Bankers Trust Company held such shares in a trust fund for employee savings (401(k)) and profit sharing plans.

       The foregoing table shows as of January 22, 1996 for each of the directors, nominees and executive officers and, as a group, for the directors, nominees and incumbent executive officers of the Company, the amounts of common shares of the Company with respect to which the respective directors, executive officers and the members of the group in the aggregate, have, within the meaning of Rule 13d-3 adopted by the Securities and Exchange Commission, the power to vote or cause disposition of the shares and, in the case of Mr. Corbin with respect to 66,250 common shares, in the case of Mr. Creighton with respect to 343,410 common shares, in the case of Mr. Gozon with respect to 15,000 common shares, in the case of Mr. Johnson with respect to 55,100 common shares, in the case of Mr. Stivers with respect to 120,641 common shares, in the case of Mr. Weyerhaeuser with respect to 135,094 common shares and of the group with respect to 902,820 common shares, the number of shares that could be acquired within 60 days after January 22, 1996, pursuant to outstanding stock options. With respect to the following numbers of common shares, which are reflected in the table above, the indicated directors and nominees share voting and dispositive powers with one or more other persons: Mr. Clapp, 441,621 shares; Mr. Driscoll, 3,302,810 shares (including 197,484 shares as to which he shares fiduciary powers with Mr. Weyerhaeuser); Mrs. Ingram, 3,105 shares; Mr. Kieckhefer, 3,312,551 shares; and Mr. Weyerhaeuser, 2,717,827 shares (including 197,484 shares as to which he shares fiduciary powers with Mr. Driscoll). Beneficial ownership of shares included in the foregoing table is disclaimed by certain of the individuals listed as follows: Mr. Clapp, 441,621 shares; Mr. Driscoll, 4,328,907 shares; Mrs. Ingram, 3,105 shares; Mr. Kieckhefer, 2,983,394 shares.

       Two family trusts of which John I. Kieckhefer is a co-trustee received a distribution in 1995 of common shares following the death of Mr. Kieckhefer's step-grandmother. On August 1, 1995, after the date required, these trusts each filed a form reporting the ownership of those common shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE MANAGEMENT COMPENSATION

       The Compensation Committee of the Board of Directors (the
     "Committee") is composed entirely of independent, outside directors. The Committee is responsible for establishing and overseeing the Company's executive compensation programs.

  Compensation Principles Applicable to Executive Officers

       The Committee bases executive officer compensation on the same guiding principles used to determine compensation programs for all employees.

          1.Competitive pay and benefits that allow the Company to:
             A. Attract and retain people with the skills critical to the long-term success of the Company.
             B. Maintain compensation costs that are competitive.

          2. Pay for performance to motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value.

  Executive Officer Compensation Practices

       Compensation for executive officers is designed around the above principles and includes four components: 1) base salary, 2) annual performance incentive, 3) long-term incentive, and 4) benefits. Each year the Committee compares each component and the total compensation package in establishing the target level of compensation for each component. This process includes evaluation of the Company's and its segments' performance against goals and the performance of the industry comparison group. The package is intended to provide total compensation which is competitive in the industry when the company's performance is similar to the industry's, above average total compensation for superior performance, and less than average total compensation for below competitive performance.

       Base salaries, in aggregate, are set at competitive levels, with incentive programs based on company performance. Compensation for executive officers is linked to the company's financial performance through a cash-based annual variable (at risk) incentive component and is also tied to the growth in the value of the Company's stock through a stock option program.

       The Committee uses an industry comparison group for compensation purposes. All but one of the companies in the S&P Paper and Forest Products Group used for the performance graph on page 11 are in the comparison group. (This company does not participate in the major industry compensation surveys and therefore cannot be included in the industry comparison group.) Four other companies not in the S&P Paper and Forest Products Group which do participate in major industry surveys are included in the industry comparison group.

       Base Salary. The Company uses compensation surveys of the industry comparison group to assign a salary range to each salaried job, including executive officer positions. Salary range mid-points are targeted to be at the median (the 50th percentile) compared to salaries in the industry comparison group.

       The Committee reviews and approves all salary ranges and salary changes for executive officers. The Committee bases its approval of individual salary changes on: 1) performance of the executive, 2) position of the executive in the assigned pay range, 3) experience, and
     4) the salary budget for the Company. Current salaries of the executive officers on average are slightly below the median salaries of similar executives in the industry comparison group.

       Annual Incentive. The Company uses annual performance incentives to focus management on achieving financial and operating results. Based on competitive practice for similar jobs, the Committee assigns each executive officer position a target bonus that is in the range of 40 percent of base salary (for lower salary ranges) to 60 percent of base salary for the CEO position.

       At the beginning of each year, the Committee approves a Company earnings target for the year that, if achieved, will fund a bonus pool equal to the sum of the target bonuses for the executive group. The Committee also establishes earning levels that would result in no bonus funding ("threshold") and maximum funding (200 percent of target bonus). The Committee sets these earnings targets based on: 1) the cost of capital, 2) expected performance of the industry, 3) the Company's expected relative performance, and 4) the earnings plan for the year. Bonuses are not paid unless the earnings threshold is achieved.

       At the end of the year, actual Company performance compared to these earnings targets determines a preliminary bonus pool for the executive management group. The Committee then uses its discretion to determine the final bonus pool and each individual executive officer's bonus. The Committee bases these decisions on its subjective judgment of: 1) the Company's progress against strategic and operating goals, and
     2) Company performance in terms of both return on assets and total shareholder return compared to the industry comparison group. The Committee has not established quantitative weighting for the performance targets used to determine final bonus funding. The Committee uses its subjective judgment regarding the importance and difficulty of achieving the various goals throughout the year.

       For 1995 bonus funding, the Committee relied heavily on actual 1995 earnings relative to target to determine the final funding and individual payments. In 1995, the company achieved earnings levels substantially above target due to record performance in the pulp and paper businesses, and strong earnings results in the timberlands and wood products segment. In addition, excellent performance relative to the industry was achieved. The Committee approved plan funding at a level approximately 100 percent above target funding.

       In 1995, the Committee approved a new deferral program for executive officers. The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock. It allows executives to defer all or a portion of their 1995 bonus into Weyerhaeuser share equivalents, with a

     15 percent premium applied if they delay payment for at least 5 years. The deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends).

       Long-Term Incentive. The primary purpose of the long-term incentive plan is to link management pay with the long-term interests of shareholders. The Committee is currently using stock options to achieve that link. The issuance of options at 100 percent of the fair market value assures that executives will receive a benefit only when stock price increases.

       As with the other components of compensation, the Committee establishes a target level of stock options for each executive position. This target is based on competitive data indicating the estimated median value of long-term compensation for executives in the industry comparison group. In determining annual stock option grants, the Committee makes an award above or below target based on their subjective evaluation of the individual's performance, their potential to improve shareholder value, the number of shares granted to the individual in the past three years and their total number of outstanding shares.

  Deductibility of Compensation

       The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code which limit the deductibility of compensation paid to each named executive to $1 million. For the long-term component of compensation, the Committee endorsed amendments to the Company's Long-Term Incentive Compensation Plan in 1995 to maximize the deductibility of compensation paid under the plan. These amendments are being submitted to shareholders for approval at the 1996 annual meeting, (see Item 4, page 16). For salary and annual incentive compensation, the Company offers a deferral plan which permits base salary and annual incentive (if deferred) to be exempt from the limit on tax deductibility. At this time, due to voluntary deferral elections, it is not anticipated that any executive officer will receive compensation in excess of the limit during 1996.

  CEO Compensation

       The chief executive officer's compensation is established based on the principles described above for all executive officers and includes the following components: cash compensation (base salary and annual bonus), long-term incentives (stock option awards) and benefits.
     Mr. Creighton's 1995 performance was reviewed by the Committee which made recommendations to the Board concerning his compensation. The Board approved the recommendations which are detailed below.

       Mr. Creighton's base salary was increased to $825,000 in 1995 which is 93 percent of the median salary for CEOs of companies in the industry comparison group.

       Mr. Creighton received an annual cash incentive of $750,000. This award represents 152 percent of his target award under the annual incentive plan. As with other bonus awards, the Committee relied heavily on 1995 earnings relative to target in recommending this amount.

       For the long-term component of Mr. Creighton's compensation, an award of 80,000 stock options was granted to Mr. Creighton in 1995. Based on survey data provided by an outside consultant, this is a median long-term incentive grant for CEOs in the forest products industry.

       In making the above recommendations about Mr. Creighton's compensation, the Committee exercised its subjective judgment and considered the following performance factors: the improved Company financial results and total shareholder returns during Mr. Creighton's tenure as CEO, improved Company financial performance relative to the forest products industry, Mr. Creighton's success in building a strong leadership team, his leadership in setting the Company's strategic direction, and operating improvements related to business improvement goals established in 1990 and 1995.

     Don C. Frisbee   W. John Driscoll   Philip M. Hawley  John I. Kieckhefer
     Chairman

SUMMARY COMPENSATION TABLE

                                          Annual Compensation        Long-Term Compensation
                                      ---------------------------- ---------------------------
                                                                         Awards        Payouts
                                                                   ------------------- -------
                                                         Other     Restricted                  All Other
                                                         Annual      Stock    Options/  LTIP    Compen-
         Name and                     Salary   Bonus  Compensation  Award(s)    SARs   Payouts  sation
         Principal Position   Year      ($)     ($)       ($)         ($)       (#)      ($)    ($)(1)
         -----------------------------------------------------------------------------------------------
         J.W. Creighton, Jr.  1995    806,480 750,000     --          None     80,000   None    111,093
          CEO/President       1994    738,357 576,000     --          None     80,000   None     10,006
                              1993    682,740 430,000     --          None     75,000   None      6,296
         R.C. Gozon           1995    358,580 365,000     --          None     30,000   None     61,218
          Executive VP        1994(2) 186,488 127,000     --          None     30,000   None          0
         W.R. Corbin          1995    356,845 365,000     --          None     30,000   None     45,431
          Executive VP        1994    328,789 213,000     --          None     40,000   None      8,975
                              1993    302,246 192,000     --          None     30,000   None      3,052
         W.C. Stivers         1995    317,606 292,600     --          None     25,000   None     53,733
          Sr. VP/CFO          1994    289,398 170,000     --          None     35,000   None     10,006
                              1993    268,781 134,000     --          None     25,000   None      6,296
         N.E. Johnson         1995    285,303 232,000     --          None     15,000   None      9,843
          Sr.VP               1994    267,995 139,000     --          None     22,000   None     10,006
                              1993    254,301 107,000     --          None     15,000   None      6,296
         -----------------------------------------------------------------------------------------------

             (1) Amounts in this column are:
                 (a) the Company contribution to qualified 401(k) and profit sharing plan accounts;
                 (b) the premium amount credited to the executive's deferred compensation account based on the bonus amount deferred as common share equivalents.
             (2) Mr. Gozon began working for the Company on June 1, 1994.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   Individual Grants
         -----------------------------------------------------------------------
                                     No. of     % of Total
                                   Securities  Options/SARs
                                   Underlying   Granted to  Exercise
                                  Options/SARs Employees in or Base                Grant Date
         Name                      Granted(1)  Fiscal Year   Price   Expiration Present Value(2)
                                      (#)          (%)        ($)       Date          ($)
         (A)                          (B)          (C)        (D)       (E)           (F)
         ---------------------------------------------------------------------------------------
         J.W. Creighton, Jr......    80,000        7.2       39.50    02/07/05     1,103,200
         R.C. Gozon..............    30,000        2.7       39.50    02/07/05       413,700
         W.R. Corbin.............    30,000        2.7       39.50    02/07/05       413,700
         W.C. Stivers............    25,000        2.2       39.50    02/07/05       344,750
         N.E. Johnson............    15,000        1.4       39.50    02/07/05       206,850
         ---------------------------------------------------------------------------------------

             (1) Options granted in 1995 are exercisable starting 12 months after the grant date, with 25 percent of the shares covered thereby becoming exercisable at that time and with an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

             (2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

                   . An exercise price on the option of $39.50 equal to
                     the fair market value of the underlying stock on the grant date.
                   . An option term of ten years.
                   . An interest rate of 7.47 that represents the
                     interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.
                   . Volatility of 25,639 calculated using daily stock
                     prices for the one-year period prior to the grant date.
                   . Dividends at the rate of $1.60 per share
                     representing the annualized dividends paid with respect to a share of common stock at the date of grant.

                The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

                                                             Number of Securities      Value of Unexercised
                                                            Underlying Unexercised   in-the-Money Options/SARs
                                                            Options/SARs at FY-End          at FY-End(2)
                                                           ------------------------- -------------------------
                                  Shares Acquired  Value
                                  on Exercise(1)  Realized Exercisable Unexercisable Exercisable Unexercisable
         Name                           (#)         ($)        (#)          (#)          ($)          ($)
         -----------------------------------------------------------------------------------------------------
         J. W. Creighton, Jr.....     36,504      766,599    264,658      209,998     3,402,657     393,587
         R. C. Gozon.............        --           --       7,500       52,500         8,438     132,188
         W. R. Corbin............        --           --      36,250       82,500       209,610     140,156
         W. C. Stivers...........        --           --      95,641       76,250     1,167,791     160,703
         N. E. Johnson...........        --           --      41,600       45,750       356,001     105,235
         -----------------------------------------------------------------------------------------------------

         (1)  Number of securities underlying options/SARs exercised
         (2) Based on a fair market value at fiscal year end of $43.0625

COMPARISON GRAPH

                Comparison of Five-Year Cumulative Total Return
           Weyerhaeuser Company, S&P 500, and S&P Paper and Forest
                                Products Group

        Measurement
        Period (Fiscal
        Year Covered)     Weyerhaeuser    S&P 500         S&P Paper and Forest
        ---------------------------------------------------------------------
        12/31/90             $100            $100            $100
        FYE 12/31/91         $131.52         $130.34         $126.82
        FYE 12/31/92         $182.45         $140.25         $144.99
        FYE 12/31/93         $227.13         $154.31         $159.84
        FYE 12/31/94         $196.49         $156.42         $166.64
        FYE 12/31/95         $234.47         $214.99         $183.42

Assumes $100 Invested of December 31, 1990 in Weyerhaeuser common stock, S&P 500, and S&P's Paper and Forest Products Group
- Total return assumes reinvestment of dividends
- Measurement dates are the last trading day of the calendar year shown
- S&P's Paper and Forest Products Group: Boise Cascade, Champion International, Federal Paper Board, Georgia-Pacific, International Paper, James River, Louisiana-Pacific, Mead, Pollatch, Union Camp, Westvaco, Weyerhaeuser and Willamette.

PENSION PLAN TABLE

                       Estimated Annual Retirement Benefit(1)
         ---------------------------------------------------------------------
           Average Annual                     Years of Service
         Compensation during   -----------------------------------------------
           Highest 5 Years       15      20      25      30      35      40
         ---------------------------------------------------------------------
         $  300,000             65,432  87,242 109,053 130,864 152,674 174,485
            350,000             76,682 102,242 127,803 153,364 178,924 204,485
            400,000             87,932 117,242 146,553 175,864 205,174 234,485
            450,000             99,182 132,242 165,303 198,364 231,424 264,485
            500,000            110,432 147,242 184,053 220,864 257,674 294,485
            550,000            121,682 162,242 202,803 243,364 283,924 324,485
            600,000            132,932 177,242 221,553 265,864 310,174 354,485
            650,000            144,182 192,242 240,303 288,364 336,424 384,485
            700,000            155,432 207,242 259,053 310,864 362,674 414,485
            750,000            166,682 222,242 277,803 333,364 388,924 444,485
            800,000            177,932 237,242 296,553 355,864 415,174 474,485
            850,000            189,182 252,242 315,303 378,364 441,424 504,485
            900,000            200,432 267,242 334,053 400,864 467,674 534,485
            950,000            211,682 282,242 352,803 423,364 493,924 564,485
          1,000,000            222,932 297,242 371,553 445,864 520,174 594,485
          1,050,000            234,182 312,242 390,303 468,364 546,424 624,485
          1,100,000            245,432 327,242 409,053 490,864 572,674 654,485
          1,150,000            256,682 342,242 427,803 513,364 598,924 684,485
          1,200,000            267,932 357,242 446,553 535,864 625,174 714,485
         ---------------------------------------------------------------------

             (1) Estimated annual benefits payable upon retirement at age
                 65 (before giving effect to applicable Social Security benefits) under the Retirement Plan and Supplemental Retirement Plan to individuals having the specified years of credited service and the indicated average annual salaries.

       The Company's Retirement Plan for Salaried Employees (the "Retirement Plan") is a noncontributory, defined benefit pension plan for salaried employees under which normal retirement is at age 65 and early retirement can be elected by any participant who has reached age 55 and has at least 10 years of vesting service. The annual retirement benefit payable upon normal retirement is equal to (i) 1% of the participant's average annual salary for the highest five consecutive years during the ten calendar years before retirement, plus (ii) .5% of such highest average annual salary in excess of the participant's Social Security wage base (as such term is defined in the Retirement Plan), multiplied by the number of years of credited service. The benefit payable upon early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 with less than 30 years of vesting service, to 100% at age 62. The benefit in part (ii) of the formula described above, for benefit accruals after 1988, is subject to greater reduction for early retirement and the number of years of credited service is limited to 35. Joint and survivor elections may be made under the Retirement Plan. A participant in a defined benefit pension plan is generally limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $120,000 (subject to adjustment) or (ii) 100% of the participant's average compensation during the consecutive three-year period in which he received the highest compensation. Further reduction may be required for retirement prior to the Social Security normal retirement age. Salary used in calculating retirement benefits is average annual salary for the highest five consecutive years during the ten calendar years before retirement.

       Employees nominated by the Chief Executive Officer and approved by the Compensation Committee are eligible to participate in the Supplemental Retirement Plan (the "Supplemental

     Plan"). Supplemental Plan benefits, which are paid outside the Retirement Plan from the general funds of the Company, are determined by applying to incentive compensation paid in the five highest consecutive calendar years during the ten calendar years before retirement of total compensation (base salary plus any award under the Company's Comprehensive Incentive Compensation Plan) the formula for determining Retirement Plan benefits. The Supplemental Plan also includes benefits which exceed the Internal Revenue Code limitations described above.

       If each of the executive officers named in the Summary Compensation table had retired in 1995, the five-year average compensation used to calculate retirement benefits would average 62% of total compensation set forth in such table and the final average compensation used to calculate retirement benefits for the named individuals in the table would have been, respectively, J. W. Creighton, Jr., $970,923, W. R. Corbin, $473,624, R. C. Gozon, $424,948, W. C. Stivers, $369,366, and
     N. E. Johnson, $335,783. The credited years of service for those individuals in the table are, respectively, 25.2, 6.8, 1.5, 25.2, and
     36.7 years.

       Pursuant to an agreement with Mr. Johnson, the years of credited service include service he is entitled to under a non-qualified supplemental retirement benefit calculated based on the terms of the retirement plan with respect to his service with the Company prior to 1967.

       Pursuant to an agreement with Mr. Corbin, the Companys Executive Vice President, Timberlands & Distribution, who joined the Company in 1992, he will be paid a non-qualified supplemental retirement benefit calculated under the terms of the Retirement Plan but providing 2.5 years of credit for benefit calculation and vesting purposes during the first five years of his service with the Company, less amounts paid to him under the Retirement Plan. In the event Mr. Corbin is terminated by the Company he will be entitled to a severance payment equal to 12 months of base pay. Prior to joining the Company, Mr. Corbin had been employed with International Paper Company as vice president and general manager of land and timber and president of IP Timberlands, Ltd.

       Pursuant to an agreement with Mr. Gozon, who became the Company's Executive Vice President, Pulp, Paper & Packaging in 1994, his pension and post-retirement health benefits will be calculated based on at least ten years of service if he leaves the Company after age 65. In the event Mr. Gozon is terminated by the Company, he will be entitled to a severance payment the value of which initially equaled 36 months of base pay and decreases with each month of his employment to 12 months of his base salary when he has 36 months or more of service. Prior to joining the Company, Mr. Gozon had been employed by Alco Standard Corporation, most recently in the position of president and chief operating officer.

ITEM  2. SHAREHOLDER PROPOSAL--RELATING TO THE SHAREHOLDER RIGHTS PLAN

       The Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square, New York, New York 10003, a shareholder, has stated its intention to present a proposal at the 1996 annual meeting. In accordance with applicable rules of the Securities and Exchange Commission, the proposal of such shareholder (for which neither the Company nor its Board of Directors has any responsibility) is set forth below:

Text of the Shareholder Proposal

       Resolved: That the shareholders of Weyerhaeuser Company
     ("Weyerhaeuser") or the "Company") request the Board of Directors to redeem the shareholder rights issued in 1986 unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable.

SUPPORTING STATEMENT

       On December 9, 1986, the Board of Directors of Weyerhaeuser issued, without shareholder approval, certain shareholder rights (the "rights") pursuant to the Shareholder Rights Plan. We strongly believe that such rights are a type of anti-takeover device, common known as a poison pill, which injures shareholders by reducing management accountability and adversely affecting shareholder value.

       The shareholders of the Company believe the terms of the rights are designed to discourage or thwart an unwanted takeover of the Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the shareholders do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill.

       Rather, we believe that it is the shareholders who should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management. Rights plans like the Company's have become increasingly unpopular in recent years.

       The negative effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and July 1986) was prepared by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the effect of poison pills on the wealth of target shareholders. It states that "empirical tests, taken together, show that poison pills are harmful to target shareholders, on net." A more recent study by Professor Michael Ryngaert, published in 1988 and covering 380 companies adopting poison pills in the 1982-86 period singled out rights plans such as the one authorized by Weyerhaeuser for their negative effect on shareholder value.

       At the 1995 annual meeting of shareholders over 46% of the voting shares approved this resolution. As a result, we believe that a substantial number of shareholders continue to support the elimination of Weyerhaeuser's poison pill, or at the very least, the opportunity for shareholders to vote on such an important corporate governance practice that can have a significantly adverse impact on shareholder value.

       We therefore resubmit this shareholder proposal based on our continuing beliefs that the unilateral and undeniably undemocratic adoption of the rights plan by the Company is unjustified, that the continued existence of such a rights plan by the Company is unjustified, and that the continued existence of such rights plan is not in the best interest of the shareholders. We believe that the Shareholder Rights Plan should either be redeemed or voted on by shareholders.

       WE URGE YOU TO VOTE FOR THIS RESOLUTION!

THE COMPANY'S RESPONSE TO THE SHAREHOLDER PROPOSAL--ITEM 2

       The Board of Directors adopted the Shareholder Rights Plan (the "Plan") in 1986 because the Board believed the Plan would better enable the Board to represent the interests of all shareholders in the event of a hostile effort to acquire Weyerhaeuser Company and take advantage of its shareholders.

       On three prior occasions, in 1990, 1994 and 1995, the shareholders supported the Plan by defeating proposals asking the Board to redeem the Plan or to submit it to a vote of the shareholders.

       The Board conducted a review of the Plan in late 1994. In the course of that review the Board considered the arguments of the proponents of this proposal and discussed the experience of other companies with similar plans. The Board continues to believe that the Plan serves the interests of the shareholders. If there were an offer to purchase the Company on terms that were unfair to some or all shareholders, the Board believes the plan would encourage the bidder to negotiate with the Board. The Board also believes that shareholder rights plans have not historically prevented fair bids, but have been a factor in increasing the value paid to shareholders in hostile acquisitions.

       The Board believes that redeeming the Plan would remove an important tool the Board should have in the event of an unfair or coercive offer for the Company.

       The Board recommends a vote AGAINST this proposal.

ITEM 3. SHAREHOLDER PROPOSAL--RELATING TO A CLASSIFIED BOARD

       Mr. Bartlett Naylor, 1255 North Buchanan, Arlington, Virginia 22205, a shareholder, has stated his intention to present a proposal at the 1996 annual meeting. In accordance with applicable rules of the Securities and Exchange Commission, the proposal of such shareholder (for which neither the Company nor its Board of Directors has any responsibility) is set forth below:

       Resolved: That the stockholders of Weyerhaeuser urge that the Board of Directors take the necessary steps to hold annual elections for all directors, and that this change shall be accomplished in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

       Currently, the Weyerhaeuser is composed of three classes of directors. Only a third of the board faces election each year; each individual director faces election once every three years. I believe that reducing the frequency of director elections reduces the accountability of each director to shareholders. Many shareholders have voiced growing concern about classified boards.

       In the case of the Weyerhaeuser board, I am concerned that management insulation from the long-term interests of shareholders has led the company to adopt counterproductive policies.

       Much of Weyerhaeuser's physical resources stem from a century old contract whose validity apparently requires the abiding and expensive attention of federal and state lobbyists. Such a fragile tether to hard assets may account for the Company's aggressive forest cutting. Having mined extensively its own lands, the Company now bids to cut on national forest property. And again, this initiative turns on the persuasion of lawmakers in state and federal seats of government. First, such aggressive depletion of assets may not serve long-term shareholder interests. Second, shareholders might be served by a more reliable understanding of the company's own claims on the resources it identifies as assets.

       I believe a company more attuned to shareholder interests would undertake a more reasoned and stable approach to asset management. While annual election of directors will not automatically achieve this goal, I believe it is an important first step.

       Therefore, I urge support for this resolution.

THE COMPANY'S RESPONSE TO THE SHAREHOLDER PROPOSAL--ITEM 3

       In October of 1985, Weyerhaeuser Company's shareholders by an 80% affirmative vote decided that its Board of Directors should be divided into three classes with Directors elected to staggered three-year terms. This was to insure continuity and stability in the composition of, and in the policies formulated by, the Company's Board of Directors.

       The Board believes that staggered terms provide an effective balance between the desire for continuity on the Board and the need for accountability. Approximately one-third of the directors stand for election each year and the entire board can be replaced in the course of three annual meetings held just two years apart.

       The Board also believes that the classified Board structure reduces the ability of a third party to effect a sudden or surprise change in the Company's direction without the support of the incumbent Board. This encourages any person who might seek to acquire control of the Company to negotiate with the Board and would help give the Board the time it would need to evaluate any proposal, study alternatives and seek the best result for all shareholders.

       Although the proposal addresses the mechanics of electing directors, the statement in support of the proposal is an inaccurate description of the Company's forest practices and asset base. The Company has a strong hold on its fixed assets, with good title to over 5 million acres of forest land in the United States. The Company is a leader in forestry research and sustainable forestry practices and has been for many decades. The Company's long-standing commitment to sustainable forestry is resulting in an increasing supply of forest products from the Company's timberlands.

       The Board of Directors continues to believe that a classified Board is appropriate and prudent in protecting the interests of all shareholders.

       The Board recommends a vote AGAINST this proposal.

ITEM 4. PROPOSAL TO APPROVE AMENDMENTS TO THE WEYERHAEUSER COMPANY LONG-TERM INCENTIVE COMPENSATION PLAN

INTRODUCTION

       The Board of Directors has approved and recommends to the shareholders the approval of certain amendments to the Weyerhaeuser Company Long-Term Incentive Compensation Plan (the "Plan"). This Plan was approved by the shareholders in 1992. The Plan provides for the award of stock options and stock appreciation rights, restricted stock and performance shares. The Compensation Committee has awarded stock options and stock appreciation rights under the Plan, but has not to date awarded restricted stock or performance shares.

       Employees eligible to participate in the Plan are those designated by the Compensation Committee. There are approximately 600 employees who participate in the Plan, including the executive officers shown on the Summary Compensation Table on page 9.

DESCRIPTION OF THE AMENDMENTS

       During 1993 the Internal Revenue Code (the "Code") was amended with respect to the tax deductibility of executive compensation. Under the Code, publicly-held companies may not deduct compensation paid to certain executive officers to the extent that such compensation exceeds $1 million in any one year for each such officer. The Code provides an exception for "performance-based" compensation. The purpose of the proposed amendments is to qualify awards under the Plan for the "performance-based" exception in the Code.

       The amendments would add the following provisions to the Plan:
       . A requirement that Compensation Committee (the "Committee")
         members be "Outside Directors" as defined in the Code.
       . A definition of "performance measures" as objective criteria specifically defined by the Committee on a Company-specific basis, business-unit basis or in comparison with peer group performance, which may include or exclude specified items of an unusual or nonrecurring nature, and are based on one or more of the following: earnings before interest and taxes, net earnings, earnings per share, return on equity, return on assets, return on capital employed, cash flow, cost reduction, stock price appreciation, total shareholder return, economic value added, cash flow return on investment and cash value added.
       . A requirement that the maximum number of shares that may be awarded to any participant in the Plan in any year as stock options or stock appreciation rights is 200,000.
       . A requirement that restricted stock awards must be made subject to performance measures established by the Committee, in writing, no later than the first 90 days of the period in which the performance measure shall apply. Performance periods used must not be shorter than one year.
       . A requirement that the maximum number of shares that may be awarded to any participant each year as restricted stock is 50,000.
       . A requirement that performance share awards must be subject to performance measures established by the Committee, in writing, no later than the first 90 days of the period in which the performance measure shall apply. The amendments also require that performance period may not be shorter than one year.
       . A requirement that the Committee may not adjust performance goals and performance periods for any award if such adjustment would increase the amount of such award.
       . A requirement that the maximum amount that may be paid to any participant in any year with respect to performance share awards is $2,000,000.
       Stock option awards were made under the Plan to approximately 504 employees on February 13, 1996. It is not anticipated that additional awards will be made to executive officers under the Plan in 1996. On February 23, 1996, the closing price for common shares in consolidated trading on the New York Stock Exchange was $45.00.

    BENEFITS UNDER THE LONG-TERM INCENTIVE COMPENSATION PLAN TO DATE IN 1996

                                              Number of Common  Average Exercise
                                              Shares Underlying Price of Options
           Name                                    Options          Granted
         -----------------------------------------------------------------------
         J. W. Creighton, Jr................       100,000          45.9375
         R. C. Gozon........................        30,000          45.9375
         W. R. Corbin.......................        30,000          45.9375
         W. C. Stivers......................        25,000          45.9375
         N. E. Johnson......................        13,000          45.9375
         All executive officers as a group..       268,000          45.9375
         All other employees (including all
          officers who are not executive
          officers) as a group..............       946,100          45.9375
         -----------------------------------------------------------------------

       Options granted in 1996 under the Plan are exercisable starting 12 months after the grant date, with 25 percent of the shares covered thereby becoming exercisable at that time and with an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with all of the shares exercisable on the fourth anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

       The full text of the Plan appears as Exhibit A to this Proxy Statement, to which reference is made for a full statement of its terms and provisions. A summary of the principal features of the plan, including the proposed amendments, follows:

       Term. The Plan became effective on April 16, 1992. The amendments to the Plan would become effective on the date they are approved by the shareholders of the Company. The Plan has no fixed expiration date.

       Administration. The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") which has the exclusive authority to make awards under the Plan and all interpretations and determinations affecting the Plan. No Committee member will be eligible to participate in the Plan or may have been awarded equity securities of the Company pursuant to the Plan or any other plan of the Company during the year prior to Committee service. Committee members must be "Outside Directors" for purposes of
     Section 162(m) of the Internal Revenue Code of 1986.

       Participation. Participation in the Plan is limited to key officers and other employees of the Company and its subsidiaries who are selected from time to time by the Committee. Participants in the Plan are also eligible to participate in other incentive plans of the Company.

       Types of Awards. Awards under the Plan may be in the form of stock options (including incentive stock options which meet the requirements of Section 422 of the Internal Revenue Code ("ISOs")), stock appreciation rights ("SARs"), restricted stock and performance shares. Awards will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. However, the option price per share of stock purchasable under any stock option and the option price of any SAR will not be less than the fair market value of such shares on the date of grant of the option or SAR.

       Shares Available for Awards. No more than ten million shares may be issued under the Plan (subject to adjustment as described below for a stock split, stock dividend, recapitalization, merger and the like). As of February 23, 1996, options with respect to 5,802,363 shares had been granted under the Plan, and 4,197,637 shares remain available for awards.

       Stock Options. The term of options granted under the Plan will be fixed by the Committee; however, such term may not exceed ten years from the grant date. The per share purchase price for any shares purchasable under any option will be determined by the Committee but will not be less than 100% of the fair market value of the shares on the date the option is granted. Each option will become exercisable only after one year of continuous employment from the date the option is granted by the Company or subsidiary or the death of the option holder prior to one year of continuous employment after the option is granted. Each option shall be exercisable in full or in part by payment of the option price in cash or shares for the number of shares to be purchased.

       Exercise-Sell Election. Holders of stock options who do not have the appreciation rights election shall have the right to exercise each option by causing a cash payment to be made for the shares as to which the option is exercised and simultaneously having such number of shares sold through a broker in an open-market transaction without cost of sale to the option holder. The number of shares sold shall approximate 50% of the value of the portion of the option exercised. Following such exercise the option holder shall receive the proceeds of the sale of shares and the number of shares remaining after such sale.

       Stock Appreciation Rights. SARs may be granted in tandem with options or on a stand-alone basis. Upon exercise of a Stock Appreciation Right, the holder will be entitled to receive the excess of the fair market value of the shares over the total option price for the shares, payable 50% in cash and 50% in shares (unless otherwise determined by the Committee).

       Maximum Number of Stock Options and Stock Appreciation Rights. The maximum number of shares that may be awarded to any participant in any year as stock options or stock appreciation rights is 200,000.

       Performance Measures. A "Performance Measure" means objective criteria specifically defined by the Committee on a Company-specific basis, business-unit basis or in comparison with peer group performance, which may include or exclude specified items of an unusual or nonrecurring nature, and are based on one or more of the following: earnings before interest and taxes, net earnings, earnings per share, return on equity, return on assets, return on capital employed, cash flow, cost reduction, stock price appreciation, total shareholder return, economic value added, cash flow return on investment, and cash value added.

       Restricted Shares. The Committee is authorized to make awards of common shares subject to Performance Measures established by the Committee, in writing, no later than the first 90 days of the period in which the Performance Measure shall apply. Performance Measures shall not be shorter than one year. Other terms and conditions the Committee may approve include the manner in which such shares are held, the extent to which the holder of such shares has the rights of a shareholder and the circumstances under which such shares will be forfeited by reason of termination of employment. None of the shares subject to a restricted share award may be assigned, transferred, pledged or sold until they are delivered to the holder of the share award. The maximum number of common shares that may be awarded to any participant each year as a restricted share award is 50,000.

       Performance Share Awards. The Committee is authorized to grant performance shares to participants using Performance Measures established by the Committee, in writing, no later than the first 90 days of the period in which the Performance Measure shall apply. The Committee is authorized to determine the length of performance periods, except that no performance period may be shorter than one year. The Committee may not adjust performance goals and performance periods established for any award if such adjustment would increase the amount of the award. If the holder of a performance share award resigns, elects early retirement before age 62 or is terminated for cause during a performance period, the award is forfeited. Performance awards may be paid in cash or shares or any combination thereof. The maximum amount that may be paid to any participant in any year with respect to performance share awards is $2,000,000.

       Adjustments. If any stock dividend, stock split, recapitalization, merger, consolidation, or other change in the capitalization of the Company or similar corporate transaction or event affecting the Company's common shares results in (a) the outstanding shares being exchanged for a different number of class of securities of the Company or any other corporation; or new, different or additional securities of the Company or any other corporation being received by the holders of shares of the Company, then the Committee shall, in such manner as it deems equitable, adjust (i) the limitation of 10,000,000 shares that may be issued under the Plan,

     (ii) the number and class of shares that may be subject to stock options, restricted shares or performance share awards and have not been issued; (iii) the purchase price to be paid for unexercised stock options; (iv) the share value used to determine the amount or value of any award under the Plan; and (v) the annual limits on the number of shares with respect to stock options, SARs and restricted stock that may be granted under the Plan.

       Change in Control. The Committee is authorized to take such action as it deems necessary and equitable with respect to Stock Options, SARs, Restricted Share and Performance Share awards under the Plan in the event of a merger of the Company with, consolidation of the Company into, or the acquisition of the Company by, another corporation, or a sale or transfer of all or substantially all of the assets of the Company to another corporation or entity, a tender or exchange offer for shares made by any corporation, person or entity (other than the Company), or other reorganization, as a result of which the Company is not likely to continue as an independent, publicly owned corporation.

       Acquired Company Options. The Committee may grant stock options and/or SARs under the Plan in substitution for stock options or SARs issued under other plans, or assume under the Plan stock options and/or SARs issued under other plans, if the other plans are or were plans of other corporations and the new option or right is substituted, or the old option or right is assumed by reason of a corporate merger, consolidation, acquisition or the like.

 Federal Income Tax Consequences.

     Non-Qualified Options

       Under the applicable provisions of the Internal Revenue Code, no tax will be payable by the recipient of an option at the time of grant. Upon exercise of a non-qualified option, the excess, if any, of the fair market value of the shares with respect to which the option is exercised over the total option price of such shares will be treated for Federal tax purposes as ordinary income. Any profit or loss realized on the sale or exchange of any share actually received will be treated as a capital gain or loss. The Company will be entitled to deduct the amount, if any, by which the fair market value on the date of exercise of the shares with respect to which the option was exercised exceeds the exercise price.

     Incentive Stock Options

       With respect to an Incentive Stock Option (ISO), generally, no taxable gain or loss will be recognized when the option is exercised (if the appreciation rights election is not made). ISOs exercised more than three months after termination of employment will be taxed in the same manner as non-qualified options described above. Generally, upon exercise of an ISO, the spread between the fair market value and the exercise price will be an item of tax preference for purposes of the alternative minimum tax.

       If the shares acquired upon the exercise of an ISO are held for at least one year, any gain or loss realized upon their sale will be treated as long-term capital gain or loss. The Company will not be entitled to a deduction. If the shares are not held for the one-year period, ordinary income will be recognized in an amount equal to the difference between the amount realized on the sale and the price paid for the shares to the extent the exercise price exceeded the grant price. Remaining gain, if any, would be capital gain. The Company will be entitled to a deduction equal to the amount of any ordinary income so recognized. If the shares are not held for the one-year period and the amount realized upon sale is less than the grant price, such difference will be a capital loss.

     Stock Appreciation Rights

       Upon the grant of an option which has a SAR election, no taxable income is realized by the holder and no deduction is available to the Company. Upon exercise of an option through a stock appreciation rights election, the tax consequences to the holder and the company are the same as for exercise of a non-qualified stock option.

     Exercise-Sell Election

       The Federal income tax consequences resulting from an exercise-sell election are the same as those resulting from making a stock appreciation rights election.

       The Board recommends a vote FOR this proposal.

POLICY ON CONFIDENTIAL PROXY VOTING AND INDEPENDENT TABULATION AND INSPECTION OF ELECTIONS

       The Board of Directors, on February 12, 1991, adopted a Confidential Voting Policy the text of which is as follows:

            It is the policy of this corporation that all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders shall be kept permanently confidential and shall not be disclosed to this corporation, its affiliates, directors, officers and employees or to any third parties except (i) where disclosure is required by applicable law, (ii) where a shareholder expressly requests disclosure, (iii) where the corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes and (iv) that aggregate vote totals may be disclosed to the corporation from time to time and publicly announced at the meeting of shareholders at which they are relevant.

            Proxy cards and other voting materials that identify shareholders shall be returned to the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate.

            The tabulation process and results of shareholder votes shall be inspected by the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate. Such inspectors shall certify in writing to this corporation's Board of Directors (and in the circumstances described in the fifth paragraph of this policy, the proponent) that the election and tabulation was, to the best of the inspectors' knowledge after diligent inquiry, carried out in compliance with this policy.

            The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies shall be advised of this policy and instructed to comply therewith, and shall sign a statement certifying such compliance.

            In the event of any solicitation of a proxy (a "proxy contest") with respect to any of the securities of this corporation by a person (the "proponent") other than this corporation of which solicitation this corporation has actual notice, this corporation shall request in writing that the proponent and all agents and other persons engaged by the proponent agree to the procedures for return of proxies, tabulation, inspection and certification set forth in the second, third and fourth paragraphs of this policy; and this corporation shall not be bound to comply with this policy during the course of such proxy contest in the event that the proponent is not willing so to agree.

            This policy shall not operate to prohibit shareholders from disclosing the nature of their votes to this corporation or the Board of Directors if any shareholder so chooses or to impair free and voluntary communication between this corporation and its shareholders.

TRANSACTIONS AND RELATIONSHIPS

       In 1995, the Company purchased a total of $7,022,835 in logging equipment from Pacific North Equipment Co., a wholly owned subsidiary of Matthew G. Norton Co., in which Mr. Clapp has an ownership interest.

       In 1995, two trusts in which Mr. Kieckhefer and members of his family have ownership interests purchased limited partnership units for a total of $875,000 in WRI Galena Wineville Business Park Investors, a real estate investment partnership in which Weyerhaeuser Venture Company, a wholly-owned subsidiary of the Company, is the general partner. The purchase of limited partnership units was on terms comparable to those concurrently offered to other unit purchasers.

RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

       The firm of Arthur Andersen LLP, independent public accountants, has audited the accounts of the Company and subsidiaries for a number of years and has been selected to do so for 1996. Representatives of Arthur Andersen LLP are expected to be present at the annual shareholder meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

EXPENSES OF SOLICITATION

       All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $8,000 for assistance by
     D. F. King & Co., Inc. in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

OTHER BUSINESS

       The Board of Directors of the Company is not aware of any matter which is to be presented for action at the meeting other than the matters described in this proxy statement. Should any other matters requiring a vote of the shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect to any such other matter in accordance with their best judgment.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

       Shareholder proposals intended to be presented at the Company's 1997 annual meeting of shareholders pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission must be received by the Company at its executive offices, Tacoma, WA 98477, attention of the Secretary, on or before November 5, 1996.

       The bylaws of the Company establish procedures for shareholder nominations for elections of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the 10th day following the day on which such notice of date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. To be brought before an annual meeting by a shareholder, business must be of a nature that is appropriate for consideration at an annual meeting and must be properly brought before the meeting. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting
     (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (x) the name and address of record of the shareholder proposing such business, (y) the name, class or series and number of shares of the Company which are owned by the shareholder, and (z) any material interest of the shareholder in such business. Public disclosure of the date of the 1996 annual meeting of shareholders was made in the enclosure with the dividend which was mailed to shareholders in November, 1995. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 1996 annual meeting is April 15, 1997.

     For the Board of Directors

     SANDY D. McDADE
     Secretary
     Federal Way, Washington,
     March 4, 1996

       A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by contacting Richard J. Taggart, Director of Investor Relations, Weyerhaeuser Company, Tacoma, Washington 98477.

                                   EXHIBIT A


                                  Weyerhaeuser
                                    Company
                                   Long-Term
                          Incentive Compensation Plan

TABLE OF CONTENTS

ARTICLE I. GENERAL.........................................................  A-4
 1. Name of Plan...........................................................  A-4
 2. Purposes...............................................................  A-4
 3. Effective Date.........................................................  A-4
 4. Number of Shares.......................................................  A-4
  4.1 Authorized Number of Shares..........................................  A-4
  4.2 Reuse of Shares......................................................  A-4
  4.3 Adjustment of Shares.................................................  A-4
 5. Administration.........................................................  A-5
  5.1 Administration and Interpretation by the Committee...................  A-5
  5.2 Interpretation; Change of Control Adjustments........................  A-5
ARTICLE II. DEFINITIONS....................................................  A-6
 2. Definitions............................................................  A-6
ARTICLE III. STOCK OPTIONS; STOCK APPRECIATION RIGHTS......................  A-7
 3.1 Types of Stock Options................................................  A-7
  3.1.1 Types of Options...................................................  A-7
  3.1.2 Stock Appreciation Rights..........................................  A-8
  3.1.3 Exercise/Sell Election.............................................  A-8
 3.2 Option Price..........................................................  A-8
 3.3 Maximum Annual Award of Shares........................................  A-8
 3.4 Vesting; Exercise Upon Termination of Employment......................  A-8
  3.4.1 Initial Vesting Period.............................................  A-8
  3.4.2 Term of Options and Stock Appreciation Rights......................  A-9
  3.4.3 Exercise by Personal Representative................................  A-9
  3.4.4 Exercises of Options and Rights....................................  A-9
  3.4.5 Post-Termination Exercises.........................................  A-9
 3.5 Payment for Shares....................................................  A-9
  3.5.1 Form of Payment....................................................  A-9
 3.6 Acquired Company Options..............................................  A-9
ARTICLE IV. STOCK AWARDS................................................... A-10
 4. Stock Awards........................................................... A-10
  4.1 Committee Authority.................................................. A-10
  4.2 Issuance of Shares................................................... A-10
  4.3 Waiver of Restrictions............................................... A-10
  4.4 Maximum Annual Stock Awards.......................................... A-10
ARTICLE V. PERFORMANCE SHARE AWARDS........................................ A-10
 5. Performance Share Awards............................................... A-10
  5.1 Performance Share Awards Authority................................... A-10
  5.2 Payout Upon Termination.............................................. A-11
  5.3 Maximum Amount of Performance Share Awards........................... A-11
ARTICLE VI. GENERAL........................................................ A-11
  6.1 Amendment and Termination of Plan.................................... A-11
  6.2 Continued Employment; Rights in Options and Awards................... A-11
  6.3 Other Compensation Plans............................................. A-11
  6.4 Certificates for Shares; Registration................................ A-11
  6.5 No Rights as Shareholder............................................. A-11
  6.6 No Assignment or Transfer of Interests............................... A-11

  6.7 Compliance with Laws and Regulations................................. A-12
  6.8 Withholding of Taxes................................................. A-12
  6.9 No Trust or Fund..................................................... A-12
  6.10 Governing Law....................................................... A-12
  6.11 Severability........................................................ A-12

           WEYERHAEUSER COMPANY LONG-TERM INCENTIVE COMPENSATION PLAN

                               ARTICLE I. GENERAL

1. NAME OF PLAN

       The name of the plan set forth herein is the "Weyerhaeuser Company Long-Term Incentive Compensation Plan," herein called the "Plan."

2. PURPOSES

       The purposes of the Plan are to enhance the long-term profitability and shareholder value of Weyerhaeuser Company by offering stock based incentives to those employees of the Company and Subsidiaries who are key to the growth and success of Weyerhaeuser, to attract and retain executives with experience and ability on a basis competitive with industry practices and to encourage executives to acquire and maintain stock ownership in Weyerhaeuser Company.

3. EFFECTIVE DATE

       The effective date of the Plan is the date on which it is approved by the shareholders of the Company, in accordance with the Washington Business Corporation Act, at the annual meeting of shareholders on April 16, 1992 or any adjournment thereof. The Plan shall have no fixed expiration date.

4. NUMBER OF SHARES

       4.1 Authorized Number of Shares. The number of Shares that may be issued under the Plan shall not exceed ten (10) million. Shares issued pursuant to the Plan will be authorized and unissued Shares which may include Shares which from time to time have been reacquired by the Company.

       4.2 Reuse of Shares. To the extent that (a) any Stock Option or Stock Appreciation Right expires, or is terminated, canceled or surrendered, without being exercised (including, without limitation, in connection with the grant of a replacement option); (b) Shares are not issued upon exercise of any Stock Appreciation Right; (c) the underlying Shares are not issued because the Award is forfeited, terminated, surrendered or canceled; or (d) Shares are not issued pursuant to any Performance Share Award, Shares underlying or subject to such Stock Option, Stock Appreciation Right or Award shall again be available for issuance in connection with future grants of Stock Options, Stock Appreciation Rights and Awards under the Plan.

       4.3 Adjustment of Shares. In the event that at any time or from time to time a stock dividend, stock split, recapitalization, merger, consolidation, or other change in capitalization of the Company, or a sale by the Company of all or part of its assets, or any distribution to shareholders other than a cash dividend, results in (a) the outstanding Shares, or any securities exchanged therefor or received in their place being exchanged for a different number or class of securities of the Company or of any other corporation, or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of Shares of the Company, then:

            (i) the limitation to 10,000,000 Shares set forth in Section 4.1 of Article I;

            (ii) the number and class of Shares that may be made subject to Stock Options, Stock Appreciation Rights and Awards;

            (iii) the Option Price of unexercised Stock Options and Stock Appreciation Rights;

            (iv) the maximum annual award of Shares set forth in Section 3.3 and the maximum annual stock awards set forth in Section 4.4; and

            (v) Share values or prices used for calculation purposes shall in each case be equitably adjusted as determined by the Committee in its sole discretion.

5. ADMINISTRATION

       5.1 Administration and Interpretation by the Committee. The Plan shall be administered by the Committee. Members of the Committee shall not be eligible to participate in the Plan, and no member of the Committee shall have been, during the period of one year prior to Committee service, granted or awarded equity securities of the Company pursuant to the Plan or pursuant to any other plan of the Company. Members of the committee must be "Outside Directors" for the purposes of Section 162(m) of the Internal Revenue Code of 1986, which section was adopted as part of the Omnibus Budget Reconciliation Act of 1993, or any successor provision. The Committee shall have exclusive authority to designate the employees of the Company and Subsidiaries who are eligible to participate in the Plan as Participants. The Committee shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the administration of the Plan, including rules and regulations relating to the manner of exercise and settlement of Stock Options and Stock Appreciation Rights, issuance and custody of Restricted Stock and the manner of settlement of Performance Share Awards. The Committee's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Committee pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Committee may delegate administrative duties to such of the officers of the Company as it so determines.

       5.2 Interpretation; Change of Control Adjustments. Without limiting the preceding Section 5.1, and notwithstanding any other provisions of the Plan, the Committee is authorized to take such action as it determines to be necessary or advisable, and fair and equitable to Participants, with respect to Stock Options, Stock Appreciation Rights and Awards in the event of: a merger of the Company with, consolidation of the Company into, or the acquisition of the Company by, another corporation, or a sale or transfer of all or substantially all of the assets of the Company to another corporation or any other person or entity, a tender or exchange offer for Shares made by any corporation, person or entity (other than the Company), or other reorganization, as a result of which the Company is not likely to continue as an independent, publicly-owned corporation. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions, or duration of, or restrictions on, Stock Options, Stock Appreciation Rights and Awards so as to provide for earlier, later, extended or additional times for exercise, payments or settlement or lifting of restrictions, differing methods for calculating payments or settlements and other modifications, and the Committee may take such actions by adopting rules and regulations applicable to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such actions before or after making the grants of Stock Options, Stock Appreciation Rights or Stock Awards to which the action relates and before or after any public announcement with respect to such merger, consolidation, acquisition, sale or transfer of assets, tender or exchange offer or other reorganization that is the reason for such action.

                            ARTICLE II. DEFINITIONS

2. DEFINITIONS

       For purposes of the Plan, the following terms shall be defined as set forth below:

            2.1 "Award" means any award or grant of Shares under Section 4 of
          Article IV and any award or grant of Performance Shares under
          Section 5 of Article V.

            2.2 "Code" means the Internal Revenue Code as amended from time to time.

            2.3 "Committee" means the Compensation Committee of the Board of Directors of the Company.

            2.4 "Company" means Weyerhaeuser Company, a Washington corporation.

            2.5 "Disability" means "disability" as that term is defined for purposes of the Company's Retirement Plan for Salaried Employees.

            2.6 "Early Retirement" means retirement pursuant to the Company's Retirement Plan for Salaried Employees on a date prior to the individual's normal retirement date.

            2.7 "Exercise/Sell Election" means the election set forth in
          Section 3.1.3 of Article III.

            2.8 "Fair Market Value" means the arithmetic average of the highest and lowest sales prices per Share on a day as reported on the consolidated transaction reporting system for New York Stock Exchange issues for the day.

            2.9 "Grant Date" means the date designated in a resolution of the Committee as the date the Stock Option, Stock Appreciation Right or Award is granted, which date shall not be earlier than the date the Committee completed the act of adoption of the resolution. If the Committee does not designate a Grant Date in the resolution, the Grant Date shall be the date the Committee completed the act of adoption of the resolution.

            2.10 "Holder" means the Participant to whom is granted a Stock Option, Stock Appreciation Right or Award, or the personal representative of the Holder who has died.

            2.11 "Incentive Stock Option" means an option to purchase Shares granted under Article III of the Plan with the intention that it qualify as an "incentive stock option" as that term is defined in
          Section 422 of the Code.

            2.12 "Non-Qualified Stock Option" means an option to purchase Shares granted under Article III of the Plan other than an Incentive Stock Option.

            2.13 "Option Price" means the purchase price of Shares, as prescribed by the Committee, in respect to any Stock Option or Stock Appreciation Right.

            2.14 "Participant" means an individual who is a Holder of Stock Options, Stock Appreciation Rights and/or Awards or, as the context may require, any employee of the Company or a Subsidiary who has been designated by the Committee as eligible to participate in the Plan.

            2.15 "Performance Measures" means objective criteria specifically defined by the Committee on a Company-specific basis, business-unit basis or in comparison with peer group performance, which may include or exclude specified items of an unusual or nonrecurring nature, and are based on one or more of the following: earnings before interest and taxes, net earnings, earnings per share, return on equity, return on assets, return on capital employed, cash flow, cost reduction, stock price appreciation, total shareholder return, economic value added, cash flow return on investment, and cash value added.

            2.16 "Performance Share" means a unit of value, equal on the Grant Date to the Fair Market Value of a Share on such Date or such greater value as the Committee shall prescribe, used to calculate the total value of a Performance Share Award.

            2.17 "Performance Share Award" means an Award granted under
          Article V of the Plan the payout of which is subject to achievement through a performance period of performance goals prescribed by the Committee.

            2.18 "Restricted Stock Award" means an Award of Shares granted under Article IV of the Plan the rights of ownership of which are subject to restrictions prescribed by the Committee.

            2.19 "Retirement" means retirement as of the individual's normal retirement date under the Company's Retirement Plan for Salaried Employees.

            2.20 "Shares" means the common shares (par value $1.25 per share) of the Company.

            2.21 "Stock Appreciation Right" means a right, granted under
          Section 3.1.2 of Article III, to surrender to the Company all or a portion of the related Stock Option, if any, and to receive an amount (in Shares or cash or any combination of Shares and cash, as the Committee shall determine) equal to the excess of the Window Period Fair Market Value per Share for the date the Stock Appreciation Right is exercised over the Option Price per Share, in the case of a Stock Appreciation Right exercised within a Window Period, or equal to the excess of the Fair Market Value per Share for the date the Stock Appreciation Right is exercised over the Option Price per Share in the case of a Stock Appreciation Right exercised on a date outside a Window Period.

            2.22 "Stock Option" or "Option" means the right to purchase Shares granted under Section 3.1.1 of Article III of the Plan

            2.23 "Subsidiary" means a corporation the voting share ownership of which, by the Company or another Subsidiary, is sufficient for the election of a majority of the directors of the corporation.

            2.24 "Window Period" means a period of ten days on which there is trading in Shares on the New York Stock Exchange, beginning with the third trading day after disclosure by the Company to the public of its earnings for the fiscal period just ended and ending with the twelfth such day.

            2.25 "Window Period Fair Market Value" means the highest daily mean price per Share during the Window Period, determined from sales prices as reported on the consolidated transaction reporting system for New York Stock Exchange issues for the Window Period.

             ARTICLE III. STOCK OPTIONS; STOCK APPRECIATION RIGHTS

3.1 TYPES OF STOCK OPTIONS

       3.1.1 Types of Options. The Committee is authorized to grant Stock Options to Participants either alone or wholly or partially in connection with Stock Appreciation Rights, for such number of Shares and at such Option Price, and exercisable in such installments over such periods of time and subject to such vesting provisions, as the Committee shall determine. The Committee shall designate each Option issued hereunder as an "Incentive Stock Option" or a "Non-Qualified Stock Option." The aggregate Fair Market Value on the Grant Date of Share with respect to which Incentive Stock Options are exercisable by the Participant for the first time in any calendar year shall not exceed the amount provided for in Section 422 of the Code.

       3.1.2 Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights, either alone or wholly or partly in conjunction with Stock Options, for such numbers of Shares and at such Option Prices as the Committee shall determine. Upon exercise of a Stock Appreciation Right, the Holder shall be entitled to receive Shares having value equivalent to 50% of the difference per Share between the Window Period Fair Market Value, or the Fair Market Value, whichever is applicable, and the Option Price, multiplied by the number of Shares as to which the Stock Appreciation Right is exercised, and cash equivalent to 50% of the difference per Share between the applicable Window Period Fair Market Value or Fair Market Value and the Option Price, multiplied by the number of Shares as to which the Stock Appreciation Right is exercised, provided that the Committee shall have the sole discretion to determine in any case or cases such other form in which payment will be made, i.e. all cash, all Shares, or any combination thereof. If the Holder is to receive Shares upon exercise of a Stock Appreciation Right, the number of Shares so determined is not a whole number, such number shall be reduced to the next lower number and there shall be paid to the Holder in cash an amount equal to the product of multiplying the remaining fractional share by the applicable Fair Market Value of one share on the exercise date.

       3.1.3 Exercise/Sell Election. Holders of Stock Options not granted in conjunction with Stock Appreciation Rights shall have, at each time of exercise of such an Option, the right to elect to exercise such Option by causing a cash payment of the Option Price to be made to the Company and simultaneously having such number of such Shares, as is determined by the Secretary of the Company, sold through a Company-designated registered broker in an open market transaction without cost of sale to the Holder, such "exercise/sell election" to be effected in accordance with procedures and documentation established by the Secretary of the Company and the number of Shares to be sold to approximate the number of Shares that upon sale on the exercise date would be required to yield cash proceeds equivalent to the sum of (i) the total Option Price for the Shares as to which the option is exercised and (ii) 50% of the difference between (x) the total Fair Market Value on the exercise date of the Shares as to which the option is exercised; and (y) the total Option Price for the Shares as to which the option is exercised. The Holder exercising a Stock Option with the Exercise/Sell Election shall be entitled to receive (i) the proceeds of sale of the Shares to be sold remaining after payment to the Company of the Option Price and applicable tax withholding and (ii) the number of Shares remaining after the sale of Shares as provided in this Section.

       3.2 Option Price. The Option Price of the Shares subject to any Stock Option or Stock Appreciation Right shall be determined by the Committee, but shall in no instance be less than the Fair Market Value on the Grant Date.

       3.3 Maximum Annual Award of Shares. The maximum number of shares that may be awarded to any participant in any year as Stock Options or Stock Appreciation Rights is 200,000.

       3.4 Vesting; Exercise Upon Termination of Employment

            3.4.1 Initial Vesting Period. Each Stock Option and Stock Appreciation Right shall become initially exercisable only after one year (or such longer period as may be determined by the Committee) of continuous employment of the Holder by the Company and/or one or more Subsidiaries after the Grant Date, provided, that if the Holder shall die prior to completion of such year of continuous employment, each Stock Option and Stock

          Appreciation Right held by such Holder may nevertheless be exercised in accordance with this Section 3.

            3.4.2 Term of Options and Stock Appreciation Rights. Except as otherwise provided in this Section 3, each Stock Option and Stock Appreciation Right shall by its terms expire at such time as the Committee may determine in granting it, but not later than ten years from the date the Option or Right is granted.

            3.4.3 Exercise by Personal Representative. Any Stock Option or Stock Appreciation Right exercisable at the time of death of the Holder may be exercised by the personal representative of the Holder entitled thereto at any time or from time to time within two years after the date of death, but in no event later than ten years (or such shorter period as determined under Section 3.3.2) from the Grant Date.

            3.4.4 Exercises of Options and Rights. Each Stock Option and Stock Appreciation Right shall be exercisable by the Holder from time to time for the full amount or for any part thereof, but no such Option or Right shall be exercised in part more frequently than once in any period of ten business days.

            3.4.5 Post-Termination Exercises. In case of termination of employment of the Holder other than by reason of death, any Stock Option or Stock Appreciation Right of the Holder shall be exercisable only: (i) within three years if the termination of the Holder's employment is coincident with Retirement or Early Retirement or is as a result of position elimination, or (ii) within three months after the date the Holder ceases to be an employee of the Company or a Subsidiary if termination of the Holder's employment is for any reason other than Retirement, Early Retirement or position elimination, but in no event later than ten years (or such shorter period determined under Section 3.3.2) from the Grant Date. Neither transfer of employment between or among the Company and Subsidiaries, or a leave of absence approved in accordance with Company procedures, shall be considered termination of employment.

          3.5 Payment for Shares

            3.5.1 Form of Payment. Upon exercise of a Stock Option not involving exercise of a related Stock Appreciation Right, in whole or in part, the Option Price for Shares to which the exercise relates shall be paid in cash or paid for with Shares (in the manner designated by the Secretary of the Company) valued at their Fair Market Value on the exercise date, and no Shares shall be issued until such payment in full has been made. The Holder shall have none of the rights of a shareholder with respect to Shares subject to a Stock Option or Stock Appreciation Right unless and until the Shares are issued to the Holder.

          3.6 Acquired Company Options. Notwithstanding anything in the Plan to the contrary, the Committee may grant Stock Options and/or Stock Appreciation Rights under this Plan in substitution for stock options and/or stock appreciation rights issued under other plans, or assume under this Plan stock options and/or stock appreciation rights issued under other plans, if the other plans are or were plans of other corporations ("acquired corporations") (or the parent of the acquired corporation) and the new Option or Right is substituted, or the old option or right is assumed, by reason of a corporate merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction") within the meaning of
     Section 424(a) of the Code and provided that the requirements of Code Sections 424(a)(1) and (2) are complied with. In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board of Directors and said

     Agreement sets forth the terms and conditions of the substitution for or assumption of outstanding stock options of the acquired corporation, said terms and conditions shall be deemed to be the action of the Committee hereunder without any further action by the Committee and the persons holding such stock option or stock appreciation right shall be deemed to be Participants and Holders.

                           ARTICLE IV. STOCK AWARDS

4. STOCK AWARDS

       4.1 Committee Authority. The Committee is authorized to make awards of Shares of the Company subject to Performance Measures established by the Committee, in writing, no later than the first 90 days of the period in which the Performance Measure shall apply. Performance periods shall not be shorter than one year. Other terms, conditions and restrictions of such awards shall be set forth in an agreement or agreements between the Company and the recipient of the Award. The terms, conditions and restrictions which the Committee shall have the power to determine shall include the manner in which Shares subject to Restricted Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of Restricted Stock Share Awards and Shares subject to Restricted Stock Awards shall occur by reason of termination of employment of the Holder. The Committee may not adjust performance goals and performance periods established for any award if such adjustment would increase the amount of the award.

       4.2 Issuance of Shares. Upon the satisfaction of the terms, conditions and restrictions prescribed in respect to a Restricted Stock Award, or upon the Holder's release from the terms, conditions and restrictions of a Restricted Stock Award, as determined by the Committee, the Company shall deliver, as soon as practicable, to the Holder, or in the case of the Holder's death, to the personal representative of the Holder or as the appropriate court directs, a stock certificate for the appropriate number of Shares.

       4.3 Waiver of Restrictions. Notwithstanding any other provisions of the Plan, the Committee may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions of any Stock Award under circumstances (including the death, Disability, Retirement or Early Retirement of the Holder, or material change in the Holder's circumstances arising after the date of the Award), and subject to such terms and conditions (including forfeiture of the Shares) as the Committee shall deem appropriate.

       4.4 Maximum Annual Stock Awards. The maximum number of shares that may be awarded to any participant each year as Stock Awards is 50,000.

                      ARTICLE V. PERFORMANCE SHARE AWARDS

5. PERFORMANCE SHARE AWARDS

       5.1 Performance Share Awards Authority. The Committee is authorized to grant Performance Share Awards to Participants using Performance Measures established by the Committee, in writing, no later than the first 90 days of the period in which the Performane Measure shall apply. In addition, the Committee is authorized to determine: (a) the length of performance periods except that no performance period may be shorter than one year, (b) the amount and frequency of grants of Performance Share Awards, both independently and in relation to grants of Stock Options and other Awards, and (c) the form of payment of Awards, which may be in cash, shares, Options, Rights or Awards or any combination of cash, Shares, Options, Rights and Awards. The Committee may not adjust performance goals and performance periods established for any Award if such adjustment would increase the amount of the Award.

       5.2 Payout Upon Termination. In the event a Holder's employment by the Company or a Subsidiary terminates during the performance period of a Performance Share Award, payout shall be as follows:

         (a) If the termination of employment is the result of discharge for cause or resignation, or Early Retirement prior to age 62 at the request of the Holder, the Award shall be forfeited in full.

         (b) If the termination is the result of Retirement, death, Disability, position elimination, or Early Retirement at the request of the Company, payout shall be made at the end of the applicable performance period and prorated for service during the performance period.

       5.3 Maximum Amount of Performance Share Awards. The maximum amount that may be paid to any Participant in any year with respect to Performance Share Awards is $2,000,000.

                              ARTICLE VI. GENERAL

       6.1 Amendment and Termination of Plan. The Board of Directors of the Company may from time to time amend, modify, or otherwise alter the Plan or any provision thereof, or discontinue or terminate the Plan; but no amendment or discontinuance of the Plan shall, without the written consent of the Holder, adversely affect the Holder's Stock Option, Stock Appreciation Right or Award.

       6.2 Continued Employment; Rights in Options and Awards. Neither the Plan, participation in the Plan as a Participant, or any action of the Committee taken under the Plan shall be construed as giving any Participant or employee of the Company or a Subsidiary any right to be retained in the employ of the Company or a Subsidiary or limit the right of the Company or a Subsidiary to terminate the employment of the Participant or employee.

       6.3 Other Compensation Plans. Neither the adoption of the Plan nor anything contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing other or additional compensation arrangements, or discontinuing or terminating such arrangements, and such other arrangements may be either generally applicable or applicable only in specific cases.

       6.4 Certificates for Shares; Registration. The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, or register or qualify under state securities laws, any Shares, security or interest in a security paid or issued under, or created by the Plan. The Company may issue certificates for Shares with such legends and subject to such restrictions on transfer and stop transfer instructions as counsel for the Company deem necessary or desirable for compliance by the Company with federal and state securities laws.

       6.5 No Rights as Shareholder. No Stock Option, Stock Appreciation Right or Award shall entitle the Holder to any dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the Shares that are the subject of the Option, Right or Award, free of all applicable restrictions.

       6.6 No Assignment or Transfer of Interests. No Stock Option, Stock Appreciation Right or Award shall be assignable or otherwise transferable by the Holder except as provided for herein in the case of death of the Holder. If a Holder makes an assignment or transfer in violation of this Section, any obligation of the Company with respect to such Option, Right or Award shall thereupon terminate.

       6.7 Compliance with Laws and Regulations. The Plan is intended to satisfy the conditions of Rule 16b-3, as amended from time to time, as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time, and all interpretations of the Plan shall to the extent permitted by law, regulations and rulings, be made in a manner consistent with and so as to satisfy the conditions of Rule 16b-3. Additionally, in interpreting and applying the provisions of the Plan, any Stock Option granted as an Incentive Stock Option pursuant to the Plan shall to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

       6.8 Withholding of Taxes. The Company may require the Holder to pay to the Company the amount of any withholding taxes which the Company is required to withhold with respect to the grant, exercise, payment or settlement of any Stock Option, Stock Appreciation Right or Award. In such instances, the Committee may, in its discretion and subject to the Plan and applicable law, permit the Holder to satisfy withholding obligations, in whole or in part, by paying cash or by electing to have the Company withhold Shares, or to transfer Shares to the Company, in such amounts as are equivalent to the Fair Market Value of the withholding obligation.

       6.9 No Trust or Fund. The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or Shares, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

       6.10 Governing Law. The Plan and all interpretations of its provisions shall be governed by the laws of the State of Washington and applicable Federal laws.

       6.11 Severability. If any provision of the Plan or any Stock Option, Stock Appreciation Right or Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Option, Right or Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, Right or Award, such provision shall be stricken as to such jurisdiction, person or Option, Right or Award, and the remainder of the Plan and any such Option, Right or award shall remain in full force and effect.

                      [This page intentionally left blank]

  [PICTURE OF A MAP OF THE WEYERHAEUSER CORPORATE HEADQUARTER BUILDING AND SURROUNDING AREA WITH DIRECTIONAL ARROWS AND MILEAGE FROM AIRPORT AND MAJOR CITIES.]

                        TO REACH CORPORATE HEADQUARTERS

FROM SEATTLE: Drive south on Interstate 5, approximately 24 miles from city center, following "Tacoma/Portland" signs. Go 1/10 mile past Exit 142-B to Exit 142-A. Turn right onto exit ramp and continue to S. 348th. Follow the right-hand lane to Weyerhaeuser Way South. Turn left (north), cross the overpass, and follow the directional signs to the parking area entrance.

FROM SEATTLE: Approximately 24 miles south from city center on Interstate 5, following Tacoma/Portland signs, exit at Exit 143 (Federal Way-S. 320th St.). Drive left across the overpass and turn right onto Weyerhaeuser Way South. Continue to the "Y" in the road, following the road to the left, and follow directional signs to the east entry parking area.

FROM TACOMA: Drive north on Interstate 5, approximately 8 miles from city center to exit marked "Auburn-North Bend." Stay in the far-right lane. This is the freeway exit to Weyerhaeuser Way South. Follow the right-hand lane to Weyerhaeuser Way South, turn left (north), cross the overpass, and follow the directional signs to the parking entrance.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote "FOR" all nominees in Item 1 and "FOR"
Item 4.


ITEM 1 - Election as Directors of the following nominees identified in the Proxy
         Statement:

         Martha R. Ingram,                FOR     WITHHOLD AUTHORITY TO VOTE
         John I. Kieckhefer
         George H. Weyerhaeuser           [_]               [_]

         (INSTRUCTION: To withhold authority to vote for any of the foregoing individuals, write the name(s) on the following line.)
--------------------------------------------------------------------------------
Item 4 - Approve amendments to the Weyerhaeuser Company Long Term Incentive Compensation Plan

                       FOR           AGAINST            ABSTAIN

                       [_]             [_]                [_]
--------------------------------------------------------------------------------
The Board of Directors recommends a vote "AGAINST" Items 2 and 3.

ITEM 2 - Shareholder proposal relating to the Shareholder Rights Plan

                       FOR           AGAINST            ABSTAIN

                       [_]             [_]                [_]

ITEM 3 - Shareholder proposal relating to a classified board

                       FOR           AGAINST            ABSTAIN

                       [_]             [_]                [_]
--------------------------------------------------------------------------------

In their discretion to vote upon other matters that may properly come before the meeting.

Please sign exactly as your name(s) appears hereon.

DATED:___________, 1996

-----------------------
Signature

-----------------------
Signature

When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.


                             FOLD AND DETACH HERE



                  [LOGO OF WEYERHAEUSER COMPANY APPEARS HERE]


YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                  [LOGO OF WEYERHAEUSER COMPANY APPEARS HERE]

                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 16, 1996

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints John W. Creighton, Jr., William D. Ruckelshaus and George H. Weyerhaeuser, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Tuesday, April 16, 1996 at 9:00 a.m., and all adjournments thereof, as follows:

Unless otherwise marked, the proxies are appointed with authority to vote "FOR" all nominees for election and Item 4 and "AGAINST" Items 2 and 3.

   PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT
            PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.


                             FOLD AND DETACH HERE